FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE SIGNS AGREEMENT TO ACQUIRE A COMMERCIAL VEHICLE AND PARTS DISTRIBUTOR IN
AUSTRALIA AND NEW ZEALAND

BLOOMFIELD HILLS, MI, July 28, 2013 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced that it has signed an agreement to acquire a distributor of commercial vehicles, related spare parts and aftermarket support across Australia and New Zealand and portions of Southeast Asia from Transpacific Industries Group Limited. The business to be acquired, Western Star Trucks Australia, primarily distributes heavy and medium-duty trucks for Western Star, MAN and Dennis Eagle through a network of over 80 independent dealers while serving customers across a number of industries, including on-highway, logistics, construction, mining, manufacturing, agricultural and waste/refuse collection.

The Western Star truck brand, an affiliate of Daimler Trucks North America, is a top-three Australian heavy-duty truck brand and holds a leading position in key market segments. The MAN Truck and Bus brand is majority-owned by Volkswagen AG and is within the top-six suppliers to the Australian bus market. Dennis Eagle is a growing brand within the specialist refuse collection vehicle market.

Closing of the transaction is expected to occur in the third quarter of 2013. Including vehicle inventory, parts, assets and goodwill, the company expects the total purchase price to be approximately $200 million which will be financed using available cash flow from operations and availability under the company’s credit and floorplan financing facilities. The transaction is subject to specified closing conditions, including OEM approval.

“Western Star Trucks provides us with an attractive gateway to enhance our global business profile,” said Penske Automotive Group Chairman Roger S. Penske. “Strong market dynamics, multiple growth options and one of the largest and well-established dealer networks in Australia and New Zealand enhance the business opportunity. We believe that our existing relationships with heavy and medium-duty truck manufacturers and our experience in operating distribution and dealership-related businesses provide us with a unique opportunity to expand our business while potentially providing a steppingstone to Southeast Asian markets for other parts of our business.”

Western Star Trucks has a seasoned local management team which is expected to provide a seamless transition. Upon closing, the transaction is expected to generate approximately $420-$460 million in estimated annual U.S. dollar-related revenues for Penske Automotive Group. Penske Automotive expects to incur approximately $0.02 per share in acquisition-related costs in its third-quarter 2013 results. On a proforma basis, the proposed transaction is expected to be $0.10 to $0.14 accretive per fully diluted share on an annualized basis, excluding acquisition-related costs.

About Penske Automotive
Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 332 retail automotive franchises, representing 39 different brands and 30 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 172 franchises in 18 states and Puerto Rico and 160 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and approximately 16,700 employees.

Caution Concerning Forward Looking Statements
Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future outlook, sales potential, potential earnings and ability to complete the transactions noted above. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: economic conditions generally, conditions in the credit markets and changes in interest rates, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to natural disasters or other disruptions that interrupt the supply of vehicles or parts to us; changes in consumer credit availability, the outcome of legal and administrative matters, completion of closing conditions, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2012, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

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Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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